[AT&T LOGO]

------------------
1996
Notice of
Annual Meeting
and
Proxy Statement
------------------



Wednesday, April 17, 1996
at 9:30 A.M. local time
James L. Knight International Center
Miami Convention Center
400 Southeast 2nd Avenue
Miami, Florida

NOTICE OF MEETING


   The 111th Annual Meeting of Shareholders of AT&T Corp. (the "Company") will be held at the James L. Knight International Center, Miami Convention Center, 400 Southeast 2nd Avenue, Miami, Florida, on Wednesday, April 17, 1996, at 9:30 A.M. local time, for the following purposes:



   (bullet) To elect directors for the ensuing year (page 7);



   (bullet) To ratify the appointment of auditors to examine the Company's accounts for the year 1996 (page 13);



   (bullet) To approve the AT&T 1996 Employee Stock Purchase Plan (page 13);



   (bullet) To act upon such other matters, including shareholder proposals (beginning on page 17), as may properly come before the meeting.



   Holders of common shares of record at the close of business on February 27, 1996, will be entitled to vote with respect to this solicitation.


                           Marilyn J. Wasser
                           Vice President - Law and Secretary


February 27, 1996

                                            [AT&T LOGO]

                                                     32 Avenue of the Americas
                                                       New York, NY 10013-2412

ROBERT E. ALLEN
Chairman of the Board
                                                             February 27, 1996

Dear Shareholder:
   It is a pleasure to invite you to your Company's 1996 Annual Meeting in Miami, Florida, on Wednesday, April 17, beginning at 9:30 A.M. local time, at the James L. Knight International Center. This will be AT&T's 111th Annual Meeting of Shareholders and it marks a time of important transitions for the Company and its investors. I hope that those who find the time and place convenient will attend the meeting. An admission ticket, which will be required, is attached to the proxy card.

   The Center is fully accessible to disabled persons, and we will provide hearing amplification and sign interpretation for our hearing- impaired shareholders.

   Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations.

   Thank you for your interest.

                                           Sincerely,


                                           /s/ R. E. Allen

AT&T CORP.
EXECUTIVE OFFICES
32 AVENUE OF THE AMERICAS
NEW YORK, NY 10013-2412

                               PROXY STATEMENT

   This proxy statement and the accompanying proxy/voting instruction card (proxy card) are being mailed beginning February 27, 1996, to holders of common shares in connection with the solicitation of proxies by the board of directors for the 1996 Annual Meeting of Shareholders in Miami, Florida. Proxies are solicited to give all shareholders of record at the close of business on February 27, 1996, an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

   When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors. Abstentions marked on the proxy card are voted neither "for" nor "against," but are counted in the determination of a quorum.

   If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the enclosed proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President-Law and Secretary of the Company at the above address.

   YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you do attend, you may vote by ballot at the meeting, thereby cancelling any proxy previously given.

   As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

VOTING SHARES HELD IN DIVIDEND REINVESTMENT
AND SAVINGS PLANS


   If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP"), the proxy card will represent the number of full shares in the DRISPP account on the record date, as well as shares registered in the participant's name. If a shareholder is a participant in the AT&T Employee Stock Ownership Plan, AT&T Long Term Savings Plan for Management Employees, AT&T Long Term Savings and Security Plan, AT&T Retirement Savings and Profit Sharing Plan, AT&T Long Term Savings and Security Employee Stock Ownership Trust, AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, AT&T Capital Corporation Retirement and Savings Plan, AT&T Capital Corporation Excess Benefit Plan, AGCS Savings Plan, or AGCS Hourly Savings Plan, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If cards representing shares in the above-named plans are not returned, those shares will not be voted except for the AT&T Long Term Savings and Security Plan and the AT&T Long Term Savings and Security Employee Stock Ownership Trust where shares will be voted by the trustees of those plans.

   Shares allocated to the accounts of participants in the Savings Plan of NCR Corporation, a wholly owned subsidiary of AT&T, may be voted through separate participant direction cards that will be mailed to participants in the plan. If a participant also owns shares outside the plan, the participant must return both the proxy card and the participant direction card. The trustee of the plan will vote the number of shares allocated to a participant's account in accordance with the directions on the participant direction card if the card is duly signed and received by April 10, 1996. Allocated shares for which the trustee receives no instructions and all unallocated shares will be voted by the trustee.

ANNUAL MEETING ADMISSION


   IF YOU ARE A REGISTERED OWNER AND PLAN TO ATTEND THE MEETING IN PERSON, PLEASE DETACH AND RETAIN THE ADMISSION TICKET WHICH IS ATTACHED TO YOUR PROXY CARD AND MARK THE APPROPRIATE BOX ON THE PROXY CARD. BENEFICIAL OWNERS WHO PLAN TO ATTEND THE MEETING IN PERSON MAY OBTAIN ADMISSION TICKETS IN ADVANCE BY SENDING WRITTEN REQUESTS, ALONG WITH PROOF OF OWNERSHIP, SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT, TO: MANAGER - SHAREOWNER RELATIONS, AT&T CORP., 32 AVENUE OF THE AMERICAS, ROOM 2420E, NEW YORK, NY 10013-2412.

   Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

   Highlights of the meeting will be included in the next quarterly report. Information on obtaining a full transcript of the meeting will also be found in that quarterly report.

   Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders may authorize AT&T to discontinue mailing extra reports by marking the appropriate box on the proxy card for selected accounts. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T SHAREHOLDER SERVICES NUMBER, 1-800-348-8288.



   On January 1, 1996, there were 1,596,005,351 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.


BOARD OF DIRECTORS

   The board of directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, and by participating in board and committee meetings.


   The board held 12 meetings in 1995; the committees held 23 meetings. The average attendance in the aggregate of the total number of meetings of the board and the total number of committee meetings was 97%.


COMMITTEES OF THE BOARD


   The board has established a number of committees, including the Audit Committee, the Compensation Committee, and the Committee on Directors, each of which is briefly described below. Other committees of the board are: the Corporate Public Policy Committee, the Employee Benefits Committee, the Executive Committee, the Finance Committee, and the Proxy Committee (which votes the shares represented by proxies at the annual meeting of shareholders).

   The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting; the committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors about these matters. The committee recommends to the board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of six non-employee directors, met five times in 1995.


   The Compensation Committee administers management incentive compensation plans, including stock option plans. The committee makes recommendations to the board with respect to compensation of directors and of the officers as listed on page 33. The committee, which consists of five non-employee directors, met six times in 1995.


   The Committee on Directors advises and makes recommendations to the board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee, which consists of seven non-employee directors, met three times in 1995. The committee recommended this year's candidates at the January 1996 board meeting.


   In recommending board candidates, this committee seeks individuals of proven judgment and competence who are outstanding in their respective fields; it considers such factors as anticipated participation in board activities, education, geographic location, and special talents or personal attributes. Shareholders who wish to suggest qualified candidates should write to: Vice President-Law and Secretary, AT&T Corp., 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412, stating in detail the qualifications of such persons for consideration by the committee.

COMPENSATION OF DIRECTORS


   Directors who are not employees receive an annual retainer of $30,000 and a fee of $1,500 for each board, committee, and shareholder meeting attended. The chairpersons of the Audit Committee, Compensation Committee, and Finance Committee each receive an additional annual retainer of $7,500. Other non-employee directors who chair committees receive additional annual retainers of $5,000. Pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors, 15% of the annual retainer for each non- employee director is deferred and credited to a portion of a deferred compensation account, the value of which is measured from time to time by the value of Company common shares (the "AT&T shares portion"). Directors may elect to defer the receipt of all or part of the remainder of their compensation into the AT&T shares portion or the cash portion of the deferred compensation account (the "cash portion"). The AT&T shares portion is credited on each dividend payment date for AT&T common shares with a number of deferred shares of common stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earns interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter, plus 5%. Non-employee directors with at least five years' service are eligible for an annual retirement benefit equal to their annual retainer at retirement. The benefit begins at age 70 and is payable for life. The Company also provides non-employee directors with travel accident insurance when on Company business. A non-employee director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the director; however, all the Company contributions will be returned to the Company at the earlier of (a) the director's death or
(b) the later of age 70 or 10 years from the policy's inception. This benefit will continue after the non-employee director's retirement from the board.


   Directors who are also employees of the Company or a subsidiary of the Company receive no compensation for serving as directors.

ELECTION OF DIRECTORS (ITEM A ON PROXY CARD)

   The Proxy Committee intends to vote for the election of the eleven nominees listed on the following pages unless otherwise instructed on the proxy card. These nominees have been selected by the board on the recommendation of the Committee on Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

   If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Committee on Directors or, if none, the size of the board will be reduced. The Committee on Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

   Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1996.


   As reported previously, AT&T has announced plans to separate into three publicly traded companies: a communications services company; a systems and technology company; and a transaction- intensive computer company. To facilitate a smooth transition to the new structure and to ensure continuity of leadership and board expertise, certain of the directors elected to the AT&T board at the 1995 annual meeting will be joining the board of the systems and technology company, and will not stand for election to the AT&T board.

NOMINEES FOR ELECTION AS DIRECTORS

ROBERT E. ALLEN, Chairman and Chief Executive Officer of AT&T
since 1988. Director of Bristol-Myers Squibb Co.; Chrysler        [Picture Box]
Corporation; and PepsiCo, Inc. Director of AT&T since 1984;
Chairman of the Executive and Proxy Committees. Age 60.



KENNETH T. DERR, Chairman and Chief Executive Officer of
Chevron Corporation (international oil company) since 1989.       [Picture Box]
Director of Chevron Corporation; Citicorp; and Potlatch
Corporation. Director of AT&T since December 1995. Age 59.



M. KATHRYN EICKHOFF, President of Eickhoff Economics Inc.
(economic consultants) since 1987. Associate Director for
Economic Policy, U.S. Office of Management and Budget
(1985-1987). Director of National Westminster Bancorp Inc.;       [Picture Box]
Pharmacia & Upjohn, Inc.; and Tenneco Inc. Director of AT&T since 1987; member of the Audit and Corporate Public Policy
Committees. Age 56.



WALTER Y. ELISHA, Chairman since 1983 and Chief Executive
Officer since 1981 of Springs Industries, Inc. (textile
manufacturing). Director of Springs Industries, Inc. and          [Picture Box]
Cummins Engine Company, Inc. Director of AT&T since 1987;
member of the Compensation and Finance Committees and the Committee on Directors. Age 63.

BELTON K. JOHNSON, former owner of Chaparrosa Ranch for
more than 19 years. Chairman of Belton K. Johnson Interests
since 1981. Director of Tenneco Inc. Director of AT&T since       [Picture Box]
1974; member of the Executive, Corporate Public Policy, and
Proxy Committees, and the Committee on Employee Benefits.
Age 66.



RALPH S. LARSEN, Chairman and Chief Executive Officer of
Johnson & Johnson (pharmaceutical, medical, and consumer
products) since 1989. Director of Johnson & Johnson; The          [Picture Box]
New York Stock Exchange; and Xerox Corporation. Director of AT&T since December 1995. Age 57.



ALEX J. MANDL, President and Chief Operating Officer of
AT&T since January 1996. Executive Vice President of AT&T
and Chief Executive Officer of AT&T Communications Services
Group (1993-1995). Chief Financial Officer and Group              [Picture Box]
Executive of AT&T (1991-1993). Chairman and Chief Executive
Officer of Sea-Land Services, Inc. (1988-1991). Director of
Warner-Lambert Company. Director of AT&T since January 1996.
Age 52.



DONALD F. MCHENRY, President of IRC Group (international
relations consultants) since 1981; University Research
Professor of Diplomacy and International Relations,               [Picture Box]
Georgetown University, since 1981. Director of Bank of
Boston Corp. and its subsidiary, First National Bank of
Boston; Coca-Cola Co.; International Paper Co.; and
SmithKline Beecham Corp. Director of AT&T since 1986;
Chairman of the Committee on Employee Benefits; member of the Finance Committee. Age 59.

MICHAEL I. SOVERN, President Emeritus and Chancellor
Kent Professor of Law at Columbia University; President
(1980-1993). Director of Chemical Banking Corporation
and its subsidiary, Chemical Bank; and Warner-Lambert             [Picture Box]
Company. Director of AT&T since 1984; Chairman of the
Audit Committee; member of the Compensation Committee.
Age 64.



JOSEPH D. WILLIAMS, retired Chairman and Chief Executive
Officer of Warner-Lambert Company (pharmaceuticals,
health care, and consumer products) (1985-1991). Director
of Exxon Corp.; J.C. Penney Co., Inc.; Rockefeller                [Picture Box]
Financial Services, Inc.; Rockefeller & Co.; Therapeutic
Antibodies Inc.; Thrift Drug, Inc.; and Warner-Lambert
Company. Director of AT&T since 1984; Chairman of the
Finance Committee; member of the Executive and Compensation
Committees. Age 69.



THOMAS H. WYMAN, Chairman of S.G. Warburg & Co. Inc.
since 1992 and Vice Chairman of S.G. Warburg Group plc
(1993- 1995) (investment banking). Chairman of UB
Investments US Inc. (food products). Chairman and Chief
Executive Officer of CBS Inc. (1983-1986). William H.
Donaldson Faculty Fellow, Yale School of Management               [Picture Box]
(1987-1989). Director of General Motors Corporation,
Hughes Electronics Corp., United Biscuits (Holdings) plc
(Edinburgh); and Zeneca Group PLC (U.K.). Director of
AT&T since 1981; member of the Compensation and Finance
Committees and the Committee on Directors. Age 66.

STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS


   The following table sets forth information concerning the beneficial ownership of the Company's common stock as of January 1, 1996, for (a) each director elected to the board in 1995 and each of the nominees for director;
(b) each of the named officers (the "named officers" as defined in the Compensation Committee Report, herein) not listed as a director; and (c) directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.



                                                NUMBER OF SHARES
                               -----------------------------------------------------
                                  BENEFICIALLY           DEFERRAL
           NAME                    OWNED (1)            PLANS (2)         TOTAL
--------------------------     --------------------   --------------   ------------
            (a)
Robert E. Allen .............       716,482(3)            64,301           780,783
Kenneth T. Derr .............         1,000                   17             1,017
M. Kathryn Eickhoff .........         3,000                  408             3,408
Walter Y. Elisha ............         8,619                1,858            10,477
Philip M. Hawley ............         1,000(4)             1,440             2,440
Carla A. Hills  .............           400                3,061             3,461
Belton K. Johnson  ..........         6,016                  252             6,268
Ralph S. Larsen .............         1,000                  135             1,135
Drew Lewis ..................         4,000                  252             4,252
Alex J. Mandl ...............       283,235(5)             2,227           285,462
Donald F. McHenry  ..........           653                  473             1,126
Victor A. Pelson ............       161,749(6)            10,179           171,928
Donald S. Perkins  ..........         2,254(7)               252             2,506
Henry B. Schacht ............         1,055                1,584             2,639
Michael I. Sovern  ..........         1,200                  252             1,452
Franklin A. Thomas ..........         1,110                2,511             3,621
Joseph D. Williams ..........        20,000                  252            20,252
Thomas H. Wyman .............         1,000                  842             1,842
            (b)
William B. Marx, Jr.  .......       150,396(8)            12,406           162,802
Richard W. Miller  ..........        71,481(9)                 0            71,481
            (c)
Directors and Executive
  Officers as a Group  .....      5,176,964(10)          134,517         5,311,481

FOOTNOTES


 1. No individual director or nominee for director or named officer beneficially owns 1% or more of the Company's outstanding common shares or the common shares of AT&T Capital Corporation, a majority- owned subsidiary of the Company, nor do the directors and executive officers as a group.


 2. Share units held in deferred compensation accounts.

 3. Includes beneficial ownership of 631,766 shares which may be acquired within 60 days pursuant to stock options and 12,000 restricted shares awarded under employee incentive compensation plans.

 4. Mr. Hawley disclaims beneficial ownership of 455 common shares held by Mrs. Hawley.

 5. Includes beneficial ownership of 268,573 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

 6. Includes beneficial ownership of 157,913 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

 7. Mr. Perkins as an investment company trustee also has shared voting and investment power over 3,251,450 common shares.

 8. Includes beneficial ownership of 147,238 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

 9. Includes beneficial ownership of 62,187 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

10. Includes beneficial ownership of 1,894,585 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans as well as 3,251,450 shares over which they have sole or shared voting and investment power as trustee.

RATIFICATION OF APPOINTMENT OF AUDITORS
(ITEM B ON PROXY CARD)

   Subject to shareholder ratification, the board of directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the independent auditors to examine the Company's financial statements for the year 1996. Coopers & Lybrand has audited the Company's books for many years. YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE FOR SUCH RATIFICATION. Ratification of the appointment of auditors requires a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. If the shareholders do not ratify this appointment, other independent auditors will be considered by the board upon recommendation of the Audit Committee.

   Representatives of Coopers & Lybrand are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

   For the year 1995, Coopers & Lybrand also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries in connection with SEC filings, review of financial statements, and audits of pension plans.

                             --------------------

DIRECTORS' PROPOSAL TO APPROVE THE AT&T 1996
EMPLOYEE STOCK PURCHASE PLAN
(ITEM C ON PROXY CARD)


  In December 1995, the board adopted, subject to shareholder approval, the AT&T 1996 Employee Stock Purchase Plan (the "Plan"). If approved by shareholders, the Plan provides eligible employees (defined below) with an opportunity to purchase AT&T common stock (the "Common Stock") through payroll deductions. The Plan is intended to assist eligible employees in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") to help eligible employees provide for their future security and to encourage them to remain in the employment of the Company and participating subsidiaries.

SHARES RESERVED FOR THE PLAN



   The aggregate number of shares of Common Stock which may be purchased under the Plan shall not exceed 50 million, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Any such adjustment will be made by the board. Shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

ELIGIBLE PARTICIPANTS



   Full-time employees of the Company (or a subsidiary designated by the Company) are eligible if they meet certain conditions. To be eligible the employee must have completed six months of employment and the employee's customary employment must be greater than 20 hours per week.



   Approximately 200,000 employees would have been eligible to participate as of December 31, 1995.

MATERIAL FEATURES OF THE PLAN



   Beginning July 1, 1996, the Company may make grants of options on January 1 and/or July 1 of each year the Plan is in effect or on such other date as the Committee (as defined herein) shall designate. Each option period shall last for six months ending on the June 30 or December 31 immediately following the grant of options or on such dates as the Committee determines.



   Each eligible employee on a date of exercise shall be entitled to purchase shares of Common Stock at a purchase price equal to 85% of the average of the reported highest and lowest sale prices of shares of Common Stock on the New York Stock Exchange on the applicable date of exercise. Dates of exercise shall take place on the last day of each month Common Stock is traded on the New York Stock Exchange during the applicable option period.



   Payment for shares of Common Stock purchased under the Plan will be made by authorized payroll deductions from an eligible employee's Eligible Compensation (as defined herein) or, when authorized by the Committee, an eligible employee may pay an equivalent amount for such shares. "Eligible Compensation" means an eligible employee's total regular compensation payable from the Company or a participating subsidiary of the Company during an option period.



   Eligible employees who elect to participate in the Plan will designate a stated whole percentage equaling at least 1%, but no more than 10% of Eligible Compensation, to be deposited into a periodic deposit account. On each date of exercise, the entire periodic deposit account of each participant in the Plan is used to purchase whole and/or fractional shares of Common Stock. The Company shall maintain a stock purchase account for each participant to reflect the shares of Common Stock purchased under the Plan by each participant. No participant in the Plan is permitted to purchase Common Stock under the Plan at a rate that exceeds $25,000 in fair market value of Common Stock, determined at the time options are granted, for each calendar year.



   All funds received by the Company from the sale of Common Stock under the Plan may be used for any corporate purpose.



NEW PLAN BENEFITS



   It is not possible to determine how many eligible employees will participate in the Plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of shares of Common Stock that will be distributed under the Plan. The Company anticipates, however, that on the average approximately 10 million shares of Common Stock will be distributed annually during the five- year term of the Plan. Based on a per share price of $645/8 (the average of the reported highest and lowest sale prices for Common Stock on the New York Stock Exchange on December 29, 1995), the benefits of the Plan during 1995 would have been as follows:

                    AT&T 1996 EMPLOYEE STOCK PURCHASE PLAN


         NAME                 DOLLAR VALUE ($)         NUMBER OF SHARES
         ----                 ---------------          ----------------
Robert E. Allen ........                 3,750                      387
Victor A. Pelson .......                 3,750                      387
Alex J. Mandl ...........                3,750                      387
William B. Marx, Jr. ....                3,750                      387
Richard W. Miller  .....                 3,750                      387
Executive Group ........                41,250                    4,257
Non-Executive Officer
  Employee Group .......            96,896,233                9,995,743

TAX TREATMENT



   The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the Plan will not realize income at the time the offering commences or when the shares purchased under the Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares commences and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price, or (ii) 15% of the fair market value of such shares at the time the offering commenced. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any tax deduction from income.



   If any employee disposes of the shares purchased under the Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a tax deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

   An employee who is a nonresident of the United States will generally not be subject to the U.S. federal income tax rules described above with respect to the shares of Common Stock purchased under the Plan.



PLAN ADMINISTRATION AND TERMINATION



   The board of directors of the Company, or its delegate, shall appoint a committee (the "Committee"), which shall be composed of one or more employees, to administer the Plan on behalf of the Company. The Committee may delegate any or all of the administrative functions under the Plan to such individuals, subcommittees, or entities as the Committee considers appropriate. The Committee may adopt rules and procedures not inconsistent with the provisions of the Plan for its administration. The Committee's interpretation and construction of the Plan is final and conclusive.



   The board may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the shareholders of AT&T, no amendment may increase the number of shares reserved for purchase, or reduce the purchase price per share under the Plan, other than as described above.



   The board shall have the right to terminate the Plan or any offering at any time for any reason. The Plan is anticipated to continue in effect through June 30, 2001.



   Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding Common Stock. Any shares not voted (whether by abstention, broker non-vote or otherwise) have the effect of a negative vote. THE DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AT&T 1996 EMPLOYEE STOCK PURCHASE PLAN.



SHAREHOLDER PROPOSALS

   AT&T receives many suggestions from shareholders, some as formal shareholder proposals. All are given careful consideration. After discussion with Company representatives and clarification of the Company's position, many proposals are withdrawn.

   Proponents of three shareholder proposals have stated that they intend to present the following proposals at the annual meeting. Information on the shareholdings of the proponents is available by writing to: Manager - Shareowner Relations, AT&T Corp., 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412. The proposals and supporting statements are quoted below. The board has concluded it cannot support these proposals for the reasons given.



SHAREHOLDER PROPOSAL 1:



Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, has submitted the following proposal:



"RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.



"REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures than they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent. Last year the owners of 65,947,312 shares, representing approximately 6.3% of shares voting, voted FOR this proposal.



"If you AGREE, please mark your proxy FOR this resolution."

                             --------------------

   YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. Last year this proposal was defeated by more than 93% of the shares voted.



   Corporate contributions to political candidates are barred under federal law and many state laws. It is AT&T's policy to comply fully with the contribution laws of those jurisdictions. Employees may contribute their own funds to candidates or to political action committees ("PACs") that the Company has established for eligible management employees who wish to participate in the political process. Participation in the PACs is strictly voluntary and the PACs operate under the regulations of federal and state election laws. Under these laws, PACs must publicly disclose information about PAC contributions. Therefore, this information about political expenditures is already available without any additional disclosures by AT&T.



   AT&T corporate expenditures in support of federal and state government affairs activities on legislative and regulatory matters are a legitimate business expense. These activities assure that public officials understand AT&T's position on matters that are significant to the future of the Company. It is AT&T's policy to comply fully with all rules governing the proper accounting for these expenses on the Company's books. Moreover, some jurisdictions require that various types of lobbying expenses be publicly disclosed. Aside from complying with these legal disclosure obligations, AT&T does not disclose sub-segments of its business expenses and does not believe any useful shareholder purpose would be served by such disclosure.



   Because many political expenditures are already disclosed to government agencies, which make these disclosures publicly available, AT&T believes that the additional incremental disclosure required by this proposal is not justified by the time and costs associated with such disclosures. In addition, this proposal would have the Company incur the costs of placing advertisements in newspapers even if "no such disbursements" were made. For the reasons given above, your directors believe that the proposal serves no useful purpose and would clearly result in a waste of Company resources. THEREFORE, YOUR DIRECTORS AGAIN RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                             --------------------

SHAREHOLDER PROPOSAL 2:



Robert D. Morse, 212 Highland Ave., Moorestown, NJ 08057-2717, has submitted the following proposal:



"That the company directors consider the discontinuance of all options, rights, SAR's, etc. after termination of existing agreements with management and directors. This does not include other employees of the company.



"REASONS: These increased benefits have failed to produce the claim that they hold and retain qualified personnel.



"Notice the increasing number of management persons who have left simply because of better corporate offers.



"We as shareowners are being gradually undervalued with each issuance. Call a halt by voting YES!



"Many pages of a proxy are expended to promote self-benefits; then there are unmentioned administrative costs of distribution and record keeping.



"Executives and directors are compensated enough to buy stock on the open market, just as you and I, if we are so inclined.



"Again: Vote YES!"

                             --------------------

   YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. As indicated in the compensation philosophy statement on pages 25 through 30 of this proxy statement, the Company's overall executive compensation levels are designed to be competitive with a select group of large, market-focused, progressive organizations with whom the Company competes for executive talent. These overall compensation levels have two basic components: (1) an annual component, made up of base salary and bonus, and (2) a long-term component, which may include such features as performance shares and restricted stock, as well as stock options. Through this compensation program, the Company has successfully recruited new executives and retained executives key to the execution of its strategy.



   In a company as large as AT&T, it is inevitable that some individuals nonetheless will leave to join other firms. The fact is that, frequently, AT&T's highly talented performers are approached by other firms. To attract and retain a talented cadre of key executives, we must have a competitive compensation package.



   We disagree with Mr. Morse's assertion that the long-term component of our executive compensation program does nothing to minimize the loss of talented people and does not provide value for the shareowner. Absent such competitive compensation, AT&T would be at risk of losing far greater numbers of talented employees. In addition, from the perspective of creating shareowner value, these long-term components of the compensation plan are designed to create shareholder value because they are directly linked to an appreciation in the price of the Company's common shares over a number of years. THEREFORE, YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                             --------------------

SHAREHOLDER PROPOSAL 3:



Mark Seidenberg, P.O. Box 6102, Woodland Hills, CA 91365, has submitted the following proposal:



"The stockowners hereby recommend that the Board of Directors adopt the following policies for all dealings with China and the former Soviet Union:



1. Goods or services produced in whole or part by slave or forced labor shall not be acceptable for delivery to the corporation, its subsidiaries, affiliates, or joint ventures. A suitable certificate of origin shall be required.



2. Goods provided by the corporation, its subsidiaries, affiliates, or joint ventures shall not be sold to or otherwise provided to any facility utilizing slave or forced labor. A suitable certificate of use shall be required.

3. The right of on-site inspection to determine the existence of slave or forced labor shall be vigorously pursued.



4. The corporation shall cooperate promptly, energetically, and fully with the United States government and any international organization in their laws or policies to discourage the use of slave or forced labor.



"For purposes of this resolution, the term 'former Soviet Union' shall mean the countries of, and any combination thereof, Russia, Ukraine, Kazakhstan, Georgia, Armenia, Azerbaijan, Uzbekistan, Belarus (Byelorussia), Kyrgyzstan (Kirghizia), Moldova (Moldavia), Tajikistan (Tadzhikistan), and
  Turkmenistan (Turkmenia)."



SUPPORTING STATEMENT:



"The outrageous arrest, incarceration, trial, and expulsion of American Harry
  Wu last summer by the Chinese Communist regime put the spotlight on the immense Chinese laogai forced labor system. Mr. Wu has been exposing this hideous system for years.



"Slave and forced labor are widespread in China and the former Soviet Union.
  China's laogai camps and factories include about 20,000,000 slave and forced laborers, and the gulags of the former Soviet Union have about 4,000,000. They produce a wide range of products, including sophisticated machinery and electronics, and much of it is intended for export.



"AT&T has multi-million dollar deals with China and the former Soviet Union, but has no comprehensive anti-slave labor policies, as proposed by this resolution. Here's what AT&T's current policy lacks:



--No by-law or corporate article includes it.
--No board resolution includes it.
--No agreement with joint ventures or affiliates includes it.
--No specific written guideline for buyers, sales personnel, or other employees or agents covers all sales or purchases.
--No standard clause on it is in all purchase or sales contracts.
--No specific penalty for violations by customers, suppliers, employees, or agents exists.

--No relevant certificates of origin (for all purchases) or use (for all sales) are utilized.
--No mention is made in AT&T's Code of Conduct booklet 'A Personal
  Responsibility' regarding the U.S. statute banning the importation of slave-made goods, while several other laws are specifically enumerated.



"Much of AT&T's business is conducted overseas and is beyond the reach of U.S. law, but not beyond managerial control.



"If you can imagine any convincing argument against having this anti-slave labor policy, I can't. But, believe me, AT&T's board will think of something. Please read the board's argument thoroughly to see if it has any substance, and then vote your own conscience."

                             --------------------

   YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL. In 1994 this proposal was opposed by more than 94% of the shares voted.



   AT&T understands the international human rights concerns voiced in Mr. Seidenberg's proposal. AT&T believes that it can best contribute to continuing progress in human rights in China and the former Soviet Union by demonstrating and practicing them in the workplace and in its business dealings. In connection with our practices in the workplace and business dealings, AT&T has a new Code of Conduct entitled "Living Our Common Bond" that addresses most, if not all, of Mr. Seidenberg's concerns.



   This Code of Conduct contains AT&T's operating principles for its global business operations including China and the countries of the former Soviet Union. These principles apply to all persons associated with AT&T including its subsidiaries and affiliates. Under the Code of Conduct, all AT&T employees are to treat each person with respect and dignity, valuing individual as well as cultural differences. Additionally, the Code of Conduct requires that AT&T employees be honest and ethical in all of the Company's business dealings.



   Concerning the specific issue of slave or forced labor, the Company confirms that it does not use components manufactured by prison labor. Most of the components in our products are imported into China from the U.S., Europe, or elsewhere in Asia. For those components that we procure in China, all of our suppliers must pass a procurement qualification process, which includes on-site inspection. AT&T undertakes substantial efforts to remain in compliance with all domestic and foreign laws, including laws relating to human rights, employment, and domestic and foreign customs and trade laws.



   In our view, the proposal is unnecessary because these issues are already addressed by current Company practices and policies and by applicable domestic and foreign laws. THEREFORE, YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.


                              --------------------


  Approval of the preceding shareholder proposals would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.



SUBMISSION OF SHAREHOLDER PROPOSALS



  Proposals intended for inclusion in next year's proxy statement should be sent to: Vice President-Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, NY 10013-2412, and must be received by October 30,1996.



OTHER MATTERS TO COME BEFORE THE MEETING



   In addition to the matters described above, there will be an address by the Chairman of the Board and a general discussion period during which shareholders will have an opportunity to ask questions about the business.



   If any matter not described herein should come before the meeting, the Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the meeting.

BOARD COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION



   The Compensation Committee is composed of five independent non-employee directors. The committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to all senior managers of the Company, except that the board consisting of "outside directors" within the meaning of
Section 162(m) of the Code (other than directors who are employees) is responsible for setting and administering salaries and the annual bonus for the officers listed on page 33 (the "named officers") based upon recommendations of the committee.



   On September 20, 1995, the AT&T CEO announced a strategic restructuring of AT&T designed to make AT&T more valuable to its customers, better able to focus on its markets and as a result more valuable to its shareowners. This restructuring will separate AT&T into three stand-alone companies each focused on a major segment of the global information industry: communications services (including wireless); communications systems and technology (from infrastructure to end-user); and transaction-intensive computing. To protect the AT&T talent base and ensure a smooth transition to this new environment the Compensation Committee approved certain special equity incentive/retention awards to key managers. The committee also recommended some changes in the 1995 and 1996 compensation plans that will govern management actions throughout the transition. These awards and changes are described in the appropriate sections of this report. The following report represents the actions of the committee and the board regarding compensation paid to the named officers during 1995.

COMPENSATION PHILOSOPHY



   The Company's compensation programs are designed to link executives' compensation to the performance of the Company. For example, the Chairman's annual bonus and long-term awards are performance-driven incentives and account for 80% of his total compensation structure. The other named officers have approximately 72% of their total compensation at risk in performance-driven incentive plans. AT&T targets executive compensation levels at the mean of a select group of large, market-focused, progressive companies with whom it competes for senior executive talent. The Company's competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareholder returns because the Company requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not the same as the peer group index used in the five-year performance comparison graph included in this proxy statement.


   The target executive compensation levels described above for each of the Company's top five officers exceed the annual limit for deductibility under
Section 162(m) of the Code. The Company, however, has taken steps to mitigate the negative impact of this tax provision on the shareholders. For example, elements of compensation under our annual bonus and long-term incentive plans qualify for exemption from the limit on tax deductibility as shareholder-approved performance-driven plans. In addition, we have a salary and incentive deferral plan which permits compensation deferred under the plan to be exempt from the limit on tax deductibility.


   The committee has developed executive compensation governing principles that provide guidance in the design and operation of the senior management compensation plans. These principles address key areas of AT&T senior executive compensation policy such as the markets to be surveyed and the flexibility of the compensation programs to facilitate strategic executive hires in global markets.

   The committee also has utilized these governing principles for review of officer performance. Among other things, these principles ensure that executive officer compensation is linked to corporate performance levels.

   The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus, and (2) a long-term component, i.e., performance shares, stock options, and restricted stock. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chairman of the Board and CEO, Mr. Allen, are described below.

   (1) Annual Component: Base Salary and Annual Bonus



   Base Salary: Base salaries for executive officers are determined with reference to a position rate for each officer. These position rates are determined annually by evaluating the responsibilities of the position and comparing it with other executive officer positions in the marketplace. Annual salary adjustments are determined by the Company's performance and the individual's contribution to that performance. For those executive officers responsible for particular business units, the financial and non- financial results (e.g., recognition within respective industries) of their business units are also considered.



   The committee presents the salary recommendations for the named officers to the board for approval. While there are no individual performance matrices or pre-established weightings given to each factor, these salary recommendations are based on performance criteria such as:



   (bullet) financial performance with a balance between long- and short-term earnings and revenue growth;



   (bullet) long-term strategic decisions;



   (bullet) initiatives to globalize the Company;



   (bullet) development of the leadership team;



   (bullet) response to a rapidly changing competitive environment; and



   (bullet) relative position to salary structure.



   Annual Bonus: The annual bonus for the Chairman and for the other named officers is (i) .4% of the Company's "Net Cash Provided by Operating Activities," for the annual performance period as adjusted, divided by the total number of named officers with respect to such period, or (ii) a lesser amount based on factors including the Company's performance relative to pre-set financial, employee, customer, and individual performance targets.



   The pre-set financial target is based on Economic Value Added ("EVA"), which measures the return on investment that enhances shareholder value. Employee attitude measures are determined by an index called People Value Added ("PVA"). There are two components of the measurement: leadership of people and contributions to the diversity of the Company. Components of this measurement are derived from an annual employee survey that measures employee perceptions of executive behavior such as: sharing roles and responsibilities, leadership, empowerment, and respect for individuals. The customer measure is Customer Value Added ("CVA") and it measures the relative value that customers perceive when our products are compared with those of our competitors. Targets for these measures were reviewed and approved by the committee.



   For the first three quarters of 1995 the executive officers had approximately 90% of their annual bonus tied to a level of achievement of annual EVA, CVA, and PVA targets. In connection with the restructuring transition effort described above, for the fourth quarter of 1995, the senior executive incentive plan for annual bonuses was adjusted to provide 50% of the incentive on the EVA level of achievement and 50% based on successful accomplishment of the restructuring transition work, including the impact on PVA and CVA. The Compensation Committee approved senior executive performance criteria for the restructuring transition work to assure accountability for meeting shareowner, financial, customer, and employee objectives through the transition.



   (2) Long-Term Component: Performance Shares, Stock Options, and Restricted Stock



   To align shareholder and executive officer interests, the long- term component of the Company's executive compensation program uses grants whose value is related to the value of Company common shares. Grants of performance shares, stock options, and restricted stock are made under the AT&T 1987 Long Term Incentive Program which was approved by the shareholders. Historically, performance shares and stock options have been granted annually based on position rate, while restricted stock awards are granted on a selective basis. The size of annual performance share and stock option award levels are related to survey results of award levels of comparable companies in the marketplace. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels. Our target is to deliver approximately half of this long-term incentive value via performance shares and half via stock options. The awards provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals.



   Performance Shares: Performance shares, which are awards of units equivalent in value to AT&T common shares, are awarded annually in numbers based on an executive's position rate. Payout of 0% to 150% of such performance shares is made in the form of cash and/or AT&T common shares at the end of a three-year performance period based on the Company's return-to-equity ("RTE") performance compared with a target. However, if an executive's annual compensation is subject to the limit on tax deductibility, under Section 162(m) of the Code, in the last year of a performance period, then the executive shall receive an Other Stock Unit Award payout, in lieu of the performance share payout, and the value of the payout to each such executive for the performance period shall be (i) 0.13% of the Company's "Net Cash Provided by Operating Activities," as adjusted, for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors, including targets for the Company's RTE established for performance shares for such performance period. The committee recognizes that the Company's impending restructure will render obsolete the performance criteria established for the long-term cycles 1994-1996 and 1995-1997. To address this transition period, and the difficulty of setting long-term financial targets while the restructure is in process, the committee has recommended and approved that the criteria for performance periods 1994-1996 and 1995-1997 are deemed to have been met at the target level. The opportunity to earn a payout above 100% is eliminated, and all other terms and conditions of the award continue to apply.



   Stock Options and Restricted Stock: Stock options are granted annually to executive officers also in numbers based on their position rate. Like performance shares, the magnitude of such awards is determined annually by the committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T common shares on the day of grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Company common shares occurs over a specified number of years.



   Restricted stock awards are granted occasionally to executive officers under the AT&T 1987 Long Term Incentive Program. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law.



   Following the September 20, 1995 restructuring announcement, the Compensation Committee awarded special equity incentive/ retention grants of stock options and restricted stock units to key employees. These special grants are targeted to retain selected people during the three-to-four-year transition period of restructuring. The size of the grants ranges from 1.5 to
4.5 times total compensation and the options are governed by price performance terms. The grants vest after four years provided that aggressive price performance criteria have been satisfied. These special grants will replace the normal annual stock option grants these employees would have received for 1996. Details of these grants for named officers are on page 37.

CEO COMPENSATION



   During 1995, the Company's most highly compensated officer was Robert E. Allen, Chairman of the Board and CEO. Mr. Allen's 1995 performance was reviewed by the committee and discussed with the non-employee directors and Mr. Allen. The committee also made recommendations to the board concerning the annual component (base salary and annual bonus) and approved the long-term component (performance shares, stock options, and restricted stock) of his compensation. These actions were predicated on the considerations discussed below.



   A substantial portion of Mr. Allen's annual bonus is based on measurements of success with our three key stakeholders: shareholders, customers, and employees.



   The shareholder element was measured by success relative to an EVA target for the year of $2.2 billion. Because of adjustments for the NCR (formerly AT&T Global Information Solutions) writedown, the 1995 EVA target was not met and the portion of the Chairman's annual bonus which relates to this target was reduced accordingly. The 1995 results for the PVA, CVA, and restructuring transition measurements were met.



   An AT&T performance share payout was made in 1995 based on an aggressive average RTE target for the performance period 1992-1994. The actual average return achieved was 99.7% of the RTE target and these results yielded a payout of 99.0% of the performance shares awarded to Mr. Allen at the beginning of 1992.



   During 1995, Mr. Allen also led AT&T in bold strategic actions, including:

(bullet) Initiation of a massive restructuring of the Company into three stand-alone, global, strategically focused companies;

(bullet) Strengthening of the Company's presence in the wireless arena by transitioning McCaw Cellular into AT&T Wireless Services, developing combined packages of wireless and other services, and acquiring licenses for new wireless services known as personal communication services, thereby extending AT&T's reach to 80 percent of the U.S. population;

(bullet) Launching a new business, AT&T Solutions, to offer consulting, systems integration and outsourcing services to large global enterprises;

(bullet) Reaching agreement on a new three-year labor contract, a process considered a model for building on common goals and shared commitment.



                                    THE COMPENSATION COMMITTEE


                                    Philip M. Hawley, Chairman
                                    Walter Y. Elisha
                                    Michael I. Sovern
                                    Joseph D. Williams
                                    Thomas H. Wyman

                       FIVE-YEAR PERFORMANCE COMPARISON



The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index and a Peer Group((1))


                                   [GRAPH]


DOLLARS

1990
1991
1992
1993
1994
1995

Plot Points for AT&T CORP.
100   135  181  190  187  246


Plot Points for S&P 500

100  130  140  154  156  215

Plot Prints for PEER GROUP

100  108  112  135  142  202



ASSUMES $100 INVESTED ON DECEMBER 31, 1990 IN AT&T COMMON STOCK, THE S&P 500 INDEX, AND PEER GROUP COMMON STOCK

TOTAL SHAREHOLDER RETURNS ASSUME REINVESTMENT OF DIVIDENDS



FOOTNOTE
1. The peer group comprises the largest companies worldwide which compete against the Company in its two industry segments of information movement and management, and financial services and leasing. None of the companies competing with AT&T in information movement and management offers a fully comparable range of products and services, although each is widely recognized as a competitor of AT&T. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the peer group are as follows: American Express Company; Ameritech Corporation; Apple Computer, Inc.; Bell Atlantic Corporation; BellSouth Corporation; Cable & Wireless p.l.c.; Digital Equipment Corp.; GTE Corporation; Hewlett-Packard Co.; Intel Corp.; International Business Machines Corporation; L. M. Ericsson Telefonaktiebolaget; MCI Communications Corp.; Motorola, Inc.; NEC Corp.; Northern Telecom Limited; NYNEX Corporation; Pacific Telesis Group; SBC Communications Inc.; Sprint Corporation; Texas Instruments Incorporated; U S WEST, Inc.; and Xerox Corporation. ITT Corporation has been removed from the peer group because it restructured its business in 1995 into three new publicly owned companies.

                           SUMMARY COMPENSATION TABLE



                          ---------------------------------------------------------------------------------------
                                       ANNUAL COMPENSATION (2)         LONG-TERM COMPENSATION (2)
                                    ------------------------------    ------------------------------
                                                                           AWARDS           PAYOUTS
                                                                      ------------------    --------
                                                           OTHER
                                                           ANNUAL  RESTRICTED                          ALL OTHER
                                                          COMPEN-      STOCK                 LTIP       COMPEN-
                                                           SATION    AWARD(S)  OPTIONS/     PAYOUTS     SATION
NAME AND                            SALARY       BONUS       (3)        (4)       SARS        (5)         (6)
PRINCIPAL POSITION(1)      YEAR       ($)         ($)        ($)        ($)        (#)        ($)         ($)
------------------------   ----   ---------   ---------   -------  ----------  --------    --------   ---------
Robert E. Allen            1995   1,153,000   1,524,400   581,079           0   858,000   1,855,396     102,989
  Chairman of the Board    1994   1,109,000   2,253,600   467,636           0    72,854   1,885,567     104,422
  and CEO                  1993   1,032,000   1,356,700   341,402           0    72,854   1,348,458     118,166

Victor A. Pelson           1995     732,000     538,600   221,540           0    44,055     523,783      61,497
  Executive Vice           1994     685,000     972,600   173,555           0    34,629     502,640      57,278
  President-               1993     606,334     489,600   127,267           0    34,629     226,726      56,422
  AT&T and Chairman of
  the Global Operations
  Team

Alex J. Mandl
  President and Chief      1995     670,000     543,700    79,047   2,540,000   438,484     403,424      70,391
  Operating Officer of     1994     629,000     853,100   104,014           0    30,220     387,137      58,010
  AT&T                     1993     554,167     442,900    43,345           0    30,220     226,726      45,347

William B. Marx, Jr.       1995     659,000     440,500   176,782     571,500   138,484     523,783      62,500
  Senior Executive Vice    1994     598,000     830,400   134,662           0    30,220     502,640      51,408
  President (7)            1993     545,000     452,067    96,130           0    30,220     226,725      51,378

Richard W. Miller (8)
  Senior Executive Vice
  President-AT&T and       1995     595,000     466,200    82,658   1,333,500   281,281     439,703     133,022
  Chief Financial          1994     572,000     712,800    50,881           0    25,880     421,951     131,652
  Officer                  1993     214,773     383,800     9,598           0    75,880           0      54,456
                          ------------------------------------------------------------------------------------------

FOOTNOTES


1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

2. Compensation deferred at the election of named officers is included in the category (e.g., bonus, LTIP payouts) and year it would have otherwise been reported had it not been deferred.

3. Includes (a) payments of above-market interest on deferred compensation,
   (b) dividend equivalents paid with respect to long-term performance shares prior to end of three-year performance period, and other earnings on long-term incentive compensation paid during the year, (c) tax payment reimbursements, and (d) the value of personal benefits and perquisites.


4. On December 31, 1995 Mr. Allen held an outstanding grant of restricted stock, and Messrs. Mandl, Marx, and Miller held outstanding grants of restricted stock units. Mr. Allen held 12,000 shares with a value of $777,000. On September 25, 1995, an award of restricted stock units was granted to Messrs. Mandl, Marx, and Miller as part of the Company's special equity incentive/retention program in the amounts of 40,000 units, 9,000 units, and 21,000 units, respectively, with a value at December 31, 1995 of $2,590,000, $582,750, and $1,359,750, respectively. These grants vest four years after the date of grant provided that aggressive price performance criteria have been satisfied and carry stringent penalties for competition and other adverse activities against the Company. The value at grant of these units is reflected in the table above.


5. Includes distribution in 1995 to Messrs. Allen, Pelson, Mandl, Marx, and Miller of performance shares whose three-year performance period ended December 31, 1994. The value of 12,000 AT&T Restricted Shares which vested in 1995 is also reflected in the payout for that year for Mr. Allen.

6. In 1995, includes (a) Company contributions to savings plans (Mr. Allen $6,000; Mr. Pelson $6,000; Mr. Mandl $6,000; Mr. Marx $6,000; and Mr.
   Miller $6,000), (b) dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis (Mr. Allen $58,883; Mr. Pelson $34,296; Mr. Mandl $45,413; Mr. Marx $38,756; and Mr. Miller $127,022),
   and (c) payments equal to lost Company savings match caused by IRS limitations (Mr. Allen $38,106; Mr. Pelson $21,201; Mr. Mandl $18,978; and Mr. Marx $17,744).


7. Mr. Marx will serve in this role for the to be separated systems and technology company.



8. Mr. Miller was hired by the Company and became an executive officer of the Company in August 1993. The compensation disclosed for 1993 relates only to a partial year.

                 AGGREGATED OPTION/STOCK APPRECIATION RIGHTS
                 ("SAR") EXERCISES IN 1995 AND YEAR-END VALUES

                                                                                      VALUE OF
                                                                   UNEXERCISED      IN-THE-MONEY
                                                                   OPTIONS/SARS     OPTIONS/SARS
                                                                   AT YEAR END      AT YEAR END
                                                                       (#)              ($)
                                                                   ------------    --------------
                         SHARES ACQUIRED                           EXERCISABLE/     EXERCISABLE/
NAME (1)                 ON EXERCISE (#)     VALUE REALIZED ($)   UNEXERCISABLE    UNEXERCISABLE
--------------------    -----------------    ------------------    ------------    --------------
Robert E. Allen  .....       16,539                629,516           595,766         15,002,754
                                                                     983,000          3,737,806

Victor A. Pelson .....       86,696              2,004,221           143,228          2,408,519
                                                                     131,555          1,562,522

Alex J. Mandl ........          0                    0               255,745          5,462,737
                                                                     513,484          1,799,918

William B. Marx, Jr...       84,046              1,983,425           134,410          2,352,580
                                                                     225,984          1,593,198

Richard W. Miller ....          0                    0                51,760            344,528
                                                                     331,281            815,690

                  LONG-TERM INCENTIVE PLANS--AWARDS IN 1995

                                                          ESTIMATED FUTURE PAYOUTS
                                                            OF PERFORMANCE SHARES
                                                            UNDER NON-STOCK PRICE
                                        PERFORMANCE             BASED PLAN (2)
                        NUMBER OF       PERIOD UNTIL      --------------------------
                       PERFORMANCE       MATURATION                 TARGET
NAME (1)                  SHARES         OR PAYOUT                   (#)
--------------------     ---------   -----------------   --------------------------
Robert E. Allen .....     27,257         1995-1997                 27,257

Victor A. Pelson ....     12,084         1995-1997                 12,084

Alex J. Mandl .......     10,555         1995-1997                 10,555

William B. Marx, Jr..     10,555         1995-1997                 10,555

Richard W. Miller ...      8,704         1995-1997                  8,704

FOOTNOTES

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.


2. In January 1995, the Performance Shares listed in the table were awarded. Normally, the payout of awards is tied to achieving specified levels of return-to-equity ("RTE"). The target amount would be earned if 100% of the targeted RTE rate is achieved. At its December 1995 meeting, the Compensation Committee recommended and approved that the performance criteria for the 1995-1997 performance cycle be deemed to have been met at the target level. This action was taken in acknowledgment that the Company's restructuring had rendered the original performance criteria inapplicable and of the difficulty of establishing revised criteria while the restructuring was in progress. Awards will be distributed as common stock of the Company, or as cash in an amount equal to the value of those shares, or partly in common stock and partly in cash. However, if an executive's annual compensation is subject to the limit on tax deductibility, under Section 162(m) of the Code, in the last year of a performance period, then the executive shall receive an Other Stock Unit Award payout, in lieu of the performance share payout, and the value of the payout to each such executive for the performance period shall be (i) 0.13% of the Company's "Net Cash Provided by Operating Activities," as adjusted, for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors, including targets for the Company's RTE established for performance shares for such performance period.

                         OPTION GRANTS IN 1995

                                        INDIVIDUAL GRANTS
                        --------------------------------------------------
                         NUMBER OF
                          SHARES                                                 GRANT
                        UNDERLYING       % OF TOTAL                              DATE
                          OPTIONS          OPTIONS    EXERCISE                  PRESENT
                        GRANTED (2)      GRANTED TO     PRICE   EXPIRATION     VALUE (3)
NAME (1)                     #            EMPLOYEES     ($/SH)      DATE          ($)
--------------------    ---------------------- ----------- ------ --------    -----------
Robert E. Allen           108,000}                     49.9375     1/3/05      1,138,320
                          750,000}          6.46       63.5000    9/25/05      9,705,000

Victor A. Pelson           44,055           0.33       49.9375     1/3/05        464,340

Alex J. Mandl              38,484}                     49.9375     1/3/05        405,621
                          400,000}          3.30       63.5000    9/25/05      5,176,000

William B. Marx, Jr.       38,484}                     49.9375     1/3/05        405,621
                          100,000}          1.04       63.5000    9/25/05      1,294,000

Richard W. Miller          31,281}                     49.9375     1/3/05        329,702
                          250,000}          2.12       63.5000    9/25/05      3,235,000


FOOTNOTES

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.


2. Includes the regular annual grant of options as well as a special equity incentive/retention grant following the announcement of the Company's intended restructuring. Options granted 1/3/95 become exercisable to the extent of one-third of the grant on 1/3/96, 1/3/97, and 1/3/98, respectively. Options granted 9/25/95 become exercisable four years after the date of grant provided that aggressive price performance criteria have been satisfied.



3. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: for the January grant, an option term of 7 years, volatility at .1769, dividend yield at 2.77%, interest rate at 7.83%, and a 3% per year discount for each year in the vesting period for risk of forfeiture over the 3-year vesting schedule, and for the September grant, an option term of 7 years, volatility at .1572, dividend yield at 2.66%, interest rate at 6.40%, and a 3% per year discount for each year in the vesting period for risk of forfeiture over the 4-year vesting schedule. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

PENSION PLANS


   The Company maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including Messrs. Allen, Pelson, Mandl, Marx, and Miller. The normal retirement age under this plan is 65; however, retirement before age 65 can be elected under certain conditions.



   Under the AT&T Management Pension Plan, annual pensions are computed on an adjusted career average pay basis. The adjusted career average pay formula is the sum of (a) 1.6% of the average annual pay for the six years ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of pay subsequent to December 31, 1992. Only the basic salary is taken into account in the formula used to compute pension amounts.



   Federal laws place limitations on pensions that may be paid from the pension trust related to the AT&T Management Pension Plan. Pension amounts based on the AT&T Management Pension Plan formula which exceed the applicable limitations will be paid as an operating expense.



   The Company also maintains the AT&T Non-Qualified Pension Plan. Under the plan, annual pensions for Messrs. Allen, Pelson, Mandl, Marx, and Miller, and other senior managers are computed based primarily on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will generally commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to the greater of the amounts computed under the Basic or Alternate Formula described below.

Basic Formula:

  The sum of (a) 1.5% of the average of the actual annual bonus awards for the three-year period ending December 31, 1989, times the number of years of service prior to January 1, 1990, plus (b) 1.6% of the actual annual bonus awards subsequent to December 31, 1989.

Alternate Formula:

  The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to retirement, minus the benefit calculated under the AT&T Management Pension Plan formula (without regard to limitations imposed by the Internal Revenue Code). For purposes of this formula, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income by the employee's actual term of employment at retirement. Total adjusted career income is the sum of (A) and (B), where (A) is the sum of (i) the employee's years of service prior to January 1, 1993, multiplied by the employee's average annual compensation (within the meaning of the AT&T Management Pension Plan) for the three-year period ending December 31, 1992, without regard to the limitations imposed by the Internal Revenue Code, plus (ii) the employee's years of service prior to January 1, 1990, multiplied by the average of the employee's actual annual bonus awards for the three-year period ending December 31, 1989, and (B) is the sum of the employee's actual compensation (within the meaning of the AT&T Management Pension Plan) after December 31, 1992, without regard to the limitations imposed by the Internal Revenue Code, and actual annual bonus awards subsequent to December 31, 1989. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for social security tax for each year beginning with 1961 and ending with 1995. In 1995, the covered compensation base was $25,800.



   In 1993, an Alternative Minimum Formula ("AMF"), applicable to active senior managers with five years of service who are participants in the AT&T Non-Qualified Pension Plan as of December 31, 1993, was established. The annual pension amount payable under the AMF is equal to the greater of the amounts computed under formulas A and B plus an additional percent increase factor as described below:

Formula A:

  The sum of (a) 1.5% of the average of the total compensation for the three-year period ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of the total compensation from January 1, 1993, to December 31, 1993. For purposes of this Formula A, total compensation shall be basic salary plus actual annual bonus awards. The pension amounts resulting from this Formula A will be reduced to reflect retirements prior to age 55.



Formula B:

  The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to December 31, 1993. For purposes of this Formula B, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of Formula A, by the employee's actual term of employment to December 31, 1993. The covered compensation base used in this Formula B is the average of the maximum wage amounts on which an employee was liable for social security tax for each year beginning with 1959 and ending with 1993. In 1993, the covered compensation base was $22,800. The pension amounts resulting from this Formula B will be reduced to reflect retirements prior to age 60.



   An additional percent increase factor based on age and service is applied to the pension amount resulting from the higher of Formula A or B. The total AMF pension results in a fixed benefit and such amount is reduced by the amount payable under the AT&T Management Pension Plan. It is anticipated that after 1997, a senior manager's normal pension increases resulting from additional age and service as well as possible future pension plan amendments could cause the regular accrued pension benefit to exceed the fixed AMF benefit. Pensions resulting from the AMF will be payable under the AT&T Non-Qualified Pension Plan.



   As part of their employment agreements, the Company entered into a supplemental pension arrangement with Messrs. Mandl and Miller. Pursuant to his arrangement, if Mr. Mandl's employment is terminated on or after age 55 for any reason other than Company-initiated termination for "cause," as defined, he will be entitled to immediate pension benefits based on the higher of (1) a pension determined by his actual net credited service and calculated under the then-existing Company qualified and non-qualified pension formulas, but without reference to age and service eligibility requirements, or (2) a fixed minimum monthly pension schedule which ranges from $30,432 at age 55 to $74,459 at age 65. Pursuant to Mr. Miller's arrangement, if employment is terminated for any reason other than Company- initiated termination for "cause," as defined, after completion of eight years of Company service, he will be entitled to immediate pension benefits based on his actual net credited service and calculated under the then-existing Company qualified and non-qualified pension formulas, but without reference to age and service eligibility requirements. Pension benefits payable under these arrangements will be paid out of the Company's operating income, and will be offset by all amounts actually received by Messrs. Mandl and Miller under any other Company qualified or non-qualified retirement plan or arrangement. In addition, Messrs. Mandl and Miller will be entitled to certain other post-retirement benefits that are generally made available to retired executive officers and service pension-eligible senior managers from time to time.



   In the event Mr. Mandl's employment is terminated by the Company for any reason other than for "cause," as defined, prior to age 55, he will be eligible for a severance benefit equal to 200% of his then base salary under the provisions of his employment agreement. The year 1996 is the final year of a three-year severance agreement with Mr. Miller. In the event Mr. Miller's employment is terminated by the Company for any reason other than for "cause," as defined, anytime prior to August 9, 1996, he will be eligible for a severance benefit which ranges from 189% to 100% of base salary.



   Senior managers (including Messrs. Mandl and Miller) and certain other management employees who are hired at age 35 or over are covered by a supplemental AT&T Mid-Career Pension Plan. For specified managers retiring with at least five years in level, the plan provides additional pension credits equal to the difference between age 35 and their maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at approximately one-half the rate in the AT&T Management Pension Plan.



   Pension amounts under either the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, or the AT&T Mid-Career Pension Plan are not subject to reductions for social security benefits or other offset amounts. If Messrs. Allen and Marx continue in the positions given above and retire at the normal retirement age of 65, the estimated annual pension amounts payable under the AT&T Management Pension Plan formula and the AT&T Non-Qualified Pension Plan would be $1,471,000, and $571,600, respectively. Mr. Pelson announced his retirement effective the second quarter of 1996 and his pension at such retirement would approximate $587,300. For Messrs. Mandl and Miller, the estimated annual pension amounts payable under the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, and the AT&T Mid-Career Pension Plan would be $624,900 and $384,600, respectively. Amounts shown are straight- life annuity amounts not reduced by a joint and survivorship provision which is available to these officers named.



   The Company has reserved the right to purchase annuity contracts to satisfy its unfunded obligations to any of these officers under the AT&T Non-Qualified Pension Plan. In the event the Company purchases an annuity contract for any officer, the pension payments for such officer will vary from that set forth above. Then there would be a tax gross-up payment to the officer and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan.

OTHER INFORMATION


   A Directors' and Officers' Liability Policy was renewed effective July 1, 1995, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its directors and officers under New York law or under contract and insures directors and officers when such indemnification is not provided by AT&T. The one-year policy's cost is $1,416,000.



   The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $18,000 plus reimbursement of reasonable out-of- pocket expenses.



   The above notice and proxy statement are sent by order of the board of directors.

                                    Marilyn J. Wasser
                                    Vice President-Law and
                                    Secretary



Dated: February 27, 1996

                                 [BLANK PAGE]

[AT&T LOGO]
           32 Avenue of the Americas
           New York, NY 10013-2412












        Recycled
[LOGO]  Paper

PROXY                                                              [AT&T LOGO]

                                  AT&T Corp.
                32 Avenue of the Americas, New York, NY 10013

                     THIS PROXY IS SOLICITED ON BEHALF OF
       THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 17, 1996


=============================================================================

The undersigned hereby appoints R.E. Allen, B.K. Johnson and T.H. Wyman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in AT&T Corp. at the annual meeting, of shareholders to be held at the James L. Knight International Center in Miami, Florida, at 9:30 A.M. on April 17, 1996, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE OTHER SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. (If you have indicated any changes or voting limitations on this side of the card, please mark the "Special Attention" box on the other side.)

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of directors may be indicated on the other side. Nominees are--R.E. Allen, K.T. Derr, M.K. Eickhoff, W.Y. Elisha, B.K. Johnson, R.S. Larsen, A.J. Mandl, D.F. McHenry, M.I. Sovern, J.D. Williams, and T.H. Wyman. PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO P.O. BOX 8872, EDISON, NJ 08818-9241. IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

=============================================================================

                      DETACH HERE FROM PROXY VOTING CARD


                                       111th ANNUAL MEETING
                                       OF AT&T SHAREHOLDERS
                                       ---------------------------------------
                                       Wednesday, April 17, 1996
                                       9:30 am

                                       James L. Knight International Center
     [Travel Guide Map]                Miami Convention Center
                                       400 Southeast 2nd Avenue
                                       Miami, Florida



                                       Public transportation is available by
                                       Metromover, which stops at the Knight
                                       Center.

                                       Public parking is available in garages
                                       adjacent to the building.

[BOX-W/X]                                                                8777

                        DIRECTORS RECOMMEND A VOTE "FOR"
                       ----------------------------------

                                                       WITHHELD
                                   FOR ALL             FROM ALL
                                   nominees            nominees

A. Election of
   Directors
   (page 7)                        [BOX]               [BOX]


FOR ALL EXCEPT the following nominee(s):

------------------------------------------------------------------------------

                                   FOR       AGAINST   ABSTAIN

B. Ratification
   of Auditors
   (page 13)                       [BOX]     [BOX]     [BOX]

C. AT&T 1996
   Employee Stock
   Purchase Plan
   (page 13)                       [BOX]     [BOX]     [BOX]


                      DIRECTORS RECOMMEND A VOTE "AGAINST"
                       THE SHAREHOLDER PROPOSALS REGARDING
                     --------------------------------------

                                   FOR       AGAINST   ABSTAIN

1. Political Contributions
   (page 18)                       [BOX]     [BOX]     [BOX]

2. Executive Compensation
   (page 20)                       [BOX]     [BOX]     [BOX]

3. China and former
   Soviet Union
   operations
   (page 21)                       [BOX]     [BOX]     [BOX]


SPECIAL ATTENTION
Mark here if you have noted                            [BOX]
voting limitations.

ANNUAL REPORT
Mark here to discontinue                               [BOX]
extra annual report (page 3).

ANNUAL MEETING
Mark here if you plan to                               [BOX]
attend the annual meeting.



SIGNATURE(S)                                           DATE             , 1996
            -----------------------------------------       ------------

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.


                      DETACH HERE FROM PROXY VOTING CARD

[AT&T LOGO]















                                        ANNUAL MEETING
                                        OF SHAREHOLDERS
                                        Wednesday, April 17, 1996
Admission Ticket                        9:30 am
----------------------------------      --------------------------------------

                                                  AGENDA

                                        8:30 am   Doors Open

                                        9:30      Introduction and Welcome
                                                  Chairman's Remarks
                                                  Election of Directors
                                                  Ratification of Auditors
                                                  Directors' Proposal
                                                  Shareholder Proposals

                                        11:00     Voting
                                                  General Discussion
                                                  Adjournment (noon)
------------------------------------------------------------------------------

Please present this ticket for admittance of shareholder(s) named above and a guest. See reverse for map of area.

Hearing-amplification equipment and sign interpretation will be provided.